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                                                                    Exhibit 99.1

Contact: Kevin Foley                   or        Holly Sheffer
         212-578-4132                            212-578-4072
         kfoley@metlife.com                      hsheffer@metlife.com


           METLIFE BOARD DECLARES DATE FOR ANNUAL SHAREHOLDERS MEETING

New York, December 19, 2000 - The Board of Directors of MetLife, Inc. [NYSE:
MET] today announced that the company will hold its first annual shareholders meeting on April 24, 2001. The Board also established March 2, 2001 as the record date for determining shareholders entitled to vote at the meeting. The meeting will begin at 10:30 a.m. (EST). It will take place at the Graduate Center of the City University of New York located at 365 Fifth Avenue in New York City.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 12 countries.


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